Exhibit 10.1
ADVANCE SALES RESTRUCTURING AGREEMENT
     This Advance Sales Restructuring Agreement (the “Agreement”) is entered into as of April 23rd, 2007, by and between Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”) and William D. or Candida Schnack (collectively “Schnack”). Both the Company and Schnack may sometimes be referred to as a “Party” or collectively as the “Parties.”
     WHEREAS, the Company and Schnack entered into that certain “GOLDEN PHOENIX/SCHNACK AGREEMENT for Advance On Sales Of Molybdenum Concentrates,” executed by Schnack on May 6, 2005 and by the Company on May 10, 2005, as amended from time to time (the Schnack Agreement”); and
     WHEREAS, in order to facilitate the Company’s efforts to raise equity capital from institutional investors (the “Equity Financing”), the Company and Schnack desire to restructure the Schnack Agreement, to be effective upon the Closing of the Equity Financing, to provide for an early payment of $1 million, paid two hundred fifty thousand dollars ($250,000) promptly after Closing and seven hundred fifty thousand dollars ($750,000) within forty five days of Closing, and the restructuring of the remaining amounts owed under the Schnack Agreement into a Net Smelter Returns payment from the Company’s distributions from the Ashdown Project LLC, the owner of the Ashdown Molybdenum Mine located near Denio, Nevada; the exercise of Schnack’s warrants to purchase the Company’s Common Stock issued to Schnack pursuant to the Schnack Agreement (the “Schnack Warrants”), and the registration of the shares underlying the Schnack Warrants with the Securities and Exchange Commission (“SEC”);
     NOW THEREFORE, in consideration for the mutual promises set forth in this Agreement, and for other valuable consideration the receipt of which is hereby acknowledged, the Parties agree, effective upon the Closing of the Equity Financing, as follows:

ARTICLE 1
RESTRUCTURING OF AMOUNTS OWED UNDER THE SCHACK AGREEMENT
     1.1 Cash Payment Upon Close of Equity Financing. Promptly after the Closing of the Equity Financing, the Company shall pay Schnack the sum of two hundred fifty thousand dollars ($250,000.00) which shall be credited against the amounts owed to Schnack under the Schnack Agreement. Within forty five (45) days of the Closing of the Equity Financing, the Company shall pay Schnack the sum of seven hundred fifty thousand dollars ($750,000) which shall be credited against the amounts owed to Schnack under the Schnack Agreement. Failure of the Company to pay the full amounts owed to Schnack under this Section 1.1 within the time frames set forth herein shall constitute a default by the Company and, at Schnack’s option, upon three (3) business days written notice of default, all amounts due under this Section 1.1 together with the entire production payment provided for in Section 1.2, less any amounts previously paid under Section 1.2, shall accelerate and become immediately due and payable by the Company.
     1.2 Production Payment from the Ashdown Mine. The remaining amounts owed to Schnack under the Schnack Agreement shall be paid from a production payment in the amount of two million dollars ($2,000,000.00) paid exclusively from the Company’s share of production of base and precious minerals produced from the Ashdown Mine allocated to the Company pursuant to the Ashdown Project LLC. The rate of payment shall be equal to a fifteen percent (15%) Net Smelter (Refinery) Return on the entire production of precious and base minerals produced from the Ashdown Mine. Until the production payment is paid by the Company in full, the Company shall provide Schnack with monthly reports in writing reporting production and sales of minerals, both precious and base, from the Ashdown Mine and the calculation of the production payment to be paid by the Company. The production payment shall be paid to Schnack monthly by the end of the month following the month the production occurs. Schnack shall be entitled to a default interest rate on any accrued unpaid production payment equal to fifteen percent (15%) per annum simple interest. Notwithstanding anything else in this Agreement to the contrary, the Company, or its assignee, has the option to purchase the production payment provided for in this Section 1.2 for the following amounts during the time periods set forth below:

1.2.1	On or prior to August 31, 2007. The Company, or its assignee, has the option to purchase the production payment for one million three hundred thousand dollars ($1,300.000.00), less any amounts already paid pursuant to this Section 1.2, if written notice of the exercise of the option is given on or before August 31, 2007, and the purchase price is paid within ten (10) business days from the notice of exercise.

1.2.2	Between September 1, 2007 and December 31, 2007. The Company, or its assignee, has the option to purchase the production payment for one million five hundred thousand dollars ($1,500,000.00), less any amounts already paid pursuant to this Section 1.2, if written notice of the exercise of the option is given between September 1, 2007, and December 31, 2007, and the purchase price is paid within ten (10) business days from the notice of exercise.

1.2.3	After December 31, 2007. The Company, or its assignee, has the option to purchase the production payment for two million dollars ($2,000,000.00), less any amounts already paid pursuant to this Section 1.2, if written notice of the exercise of the option is given after April1, 2008, and the purchase price is paid within ten (10) business days from the notice of exercise.

1.2.4	Assignment of Option and Adjustment to Production Payment. If, and only if, the Company assigns its option to purchase the production payment provided for herein, then the following modifications to the production payment shall be made automatically immediately prior to the exercise of the option by the assignee:
1.2.4.1	Adjustment to Size of Production Payment. The aggregate amount of the production payment shall be equal to one hundred ten percent (110%) of the amount of the exercise price of the option, but in no case shall it exceed two million dollars ($2,000,000.00) less any amounts already paid pursuant to this Section 1.2. The production payment shall be paid in an amount equal to a five percent (5%) Net Smelter (Refinery) Returns instead of the fifteen percent (15%) Net Smelter (Refinery) Returns provided for in Section 1.2 above and paid solely from the Company’s share of production distributed to the Company pursuant to the Ashdown Project LLC.

1.2.4.2	Convertibility of the Production Payment into Shares of Company Common Stock. So long as the production payment remains outstanding, the production payment shall be convertible into shares of the Company’s Common Stock at the option of the holder of the production payment. The number of shares of the Company’s Common Stock to be issued upon conversion of the production payment shall be calculated by dividing the remaining amount of the production payment by a number derived by multiplying the volume weighted average price (“VWAP”) of the Company’s Common Stock for a period of ten (10) trading days prior to exercise of this conversion right by 0.80, but in no case less than $0.30 per share. Unless specifically agreed otherwise by the Company in a separate registration rights agreement, shares issued upon the conversion of the production payment shall constitute “restricted securities” as defined in SEC Rule 144 and will be issued, and the conversion of the production payment will be conditioned by, an exemption from the registration requirements of the Securities Act of 1933, as amended. Conversion of the production payment shall also be conditioned upon an increase in the authorized capital of the Company at a meeting of the Company’s shareholders.
     1.3 Exercise and Registration of the Share of Common Stock Underlying the Schnack Warrants. Schnack agrees to exercise all of the Schnack Warrants purchasing an aggregate of one million one hundred ninety three thousand one hundred seventy seven (1,193,177) shares of the Company’s Common Stock at an exercise price of $0.14 per share. The Company agrees to pay Schnack the sum of $167,044.78 pursuant to Section 1.2 of this Agreement as a payment of accrued unpaid payments due Schnack prior to the date of this Agreement and Schnack agrees to pay this payment to the Company as the exercise price of the Schnack Warrants. The Company shall use its reasonable best efforts to include the shares purchased by Schnack upon the exercise of the Schnack Warrants on the registration statement to be filed with the SEC in connection with the Equity Financing within thirty (30) days from the Closing of the Equity Financing.
     1.4 Sale of Certain Mining Equipment. The Company shall use its commercially reasonable efforts to sell the mining equipment described on Exhibit “A” to this Agreement (the “Equipment”) and to apply one hundred percent of the net proceeds from the sale of the Equipment to the amounts owed to Schnack under this agreement in the following priority:
1.4.1	Amounts Owed Under Section 1.1. First, the net proceeds from the sale of the Equipment shall be applied to any amounts owed under Section 1.1 of this Agreement;

1.4.2	Amounts Owed Under Section 1.2. Any net proceeds from the sale of the Equipment remaining after the amount, if any, is allocated to the amounts owed under Section 1.1 of this Agreement shall be applied to any amounts owed under Section 1.2 of the Agreement;

1.4.3	Prepayment of Production Payment. Any net proceeds from the sale of the Equipment remaining after the amount, if any, is allocated to the amounts owed under Sections 1.1 and 1.2 of this Agreement shall be paid to Schnack as a credit against the remaining amount of the production payment that is not yet due and owing under the provisions of Section 1.2.

1.4.4	Use of Proceeds as Option Payment. Notwithstanding anything else to the contrary in this Section 1.4, after any amounts owed to Schnack under Section 1.1 have been paid, the remaining net proceeds from the sale of the Equipment may be used as part of the exercise price for the purchase of the production payment provided for in Section 1.2.1and 1.2.4 inclusive.
     1.5 Amendment of the Schnack Agreement. This Agreement amends and supersedes the terms and conditions of the Schnack Agreement.

ARTICLE 2
DEFINITIONS
     The following definitions shall apply to the terms and conditions of this Agreement:
     2.1 Net Smelter Returns. Net Smelter Returns for all purposes of this Agreement shall mean the amount actually received by the Ashdown Project LLC from any sale of Ores and Minerals mined or otherwise recovered and removed from the Ashdown Mine less, but only to the extent actually incurred and borne by the Ashdown Project LLC:
     2.1.1 Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of Ores and Minerals, but excluding any taxes on net income;
     2.1.2 Brokerage fees and sales commissions, if any;
     2.1.3 Charges and costs, if any, for transportation from the mine or mill to places where Ores and Minerals are smelted, refined, processed and/or sold; and
     2.1.4 Charges, costs, including assaying and sampling costs, and all penalties, if any, incurred upon smelting, refining, or processing Ores and Minerals; in the event smelting, refining, or processing is carried out in facilities owned or controlled by the Ashdown Joint Venture, charges, costs, and penalties for such operations shall mean the amount the Ashdown Joint Venture would have incurred if such operations were carried out at facilities not owned or controlled by the Ashdown Joint Venture then offering comparable services for comparable products on prevailing terms.
     2.2 Ores and Minerals. Ores and Minerals for all purposes of this Agreement shall mean collectively Ores and Minerals as defined below:

     2.2.1 Minerals. Minerals, whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic, including, but not limited to, molybdenite. The term Minerals shall not include oil, gas, or other liquid or gaseous hydrocarbon substances, or sand, gravel, aggregates or building stone.
     2.2.2 Ores. Ores, whether singular or plural, shall mean all material which in the sole discretion of the Ashdown Project LLC justifies either (i) mining, extracting, or recovering from place in the Ashdown Mine and selling or delivering to a processing plant for physical or chemical treatment, or (ii) treating in place in the Ashdown Mine by chemical, solution, or other methods; said term shall also include all mineral-bearing solutions, natural or introduced, recovered by the Ashdown Project LLC from the Ashdown Mine and sold or processed by the Ashdown Project LLC, and all mineral and non-mineral components of all such material and solutions.
ARTICLE 3
MISCELLANEOUS PROVISIONS
     3.1. Successors and Assigns. Except as otherwise provided for in Section 1.2 of this Agreement, this Agreement may not be assigned by a Party hereto without the prior written consent of the Company or Schnack, as applicable, provided, however, that a Party may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate of the Party without the prior written consent of the Company or Purchaser, after notice duly given by such Party to the other Party. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     3.2. Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.
     3.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     3.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:	Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Sparks, NV 89434
Attention: David A. Caldwell
Fax: 775-853-5010

With a copy to:

Bullivant Houser Bailey, PC
1415 L Street, Suite 1000
Sacramento, CA 95814
Attention: Scott E. Bartel, Esq.
Fax: (916) 930-2513

If to Schnack:	9538 Hollow Creek Way
Elk Grove, CA 95624
Fax: (916) 686-4865

     3.5. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Schnack.
     3.6. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.
     3.7. Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.
     3.8. Further Assurances. The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.
     3.9. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the choice of law principles thereof. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in Sacramento County and the United States District Court for the Eastern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement (other than by telex or facsimile which shall be deemed improper service). Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum
          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

GOLDEN PHOENIX MINERALS, INC.
/s/ David A. Caldwell
David A. Caldwell, CEO

SCHNACK
/s/ William D. Schnack
William D. Schnack

/s/ Candida Schnack
Candida Schnack

10